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                           LAW OFFICES OF EARL MONSEY

                                                                October 27, 2000

MangoSoft, Inc.
1500 West Park Drive, Suite 190
Westborough, Massachusetts  01581

     Re:  MangoSoft, Inc.
          Registration Statement on Form S-8

Ladies and Gentlemen:

          We have acted as counsel to MangoSoft, Inc., a Nevada corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement"), filed by the Company under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the "Commission"), relating to the registration of up to 8,000,000 shares of the Company's common stock, par value $.001 per share (the "Shares"). The Shares are issuable by the Company upon exercise of stock options (the "Options") granted under the MangoSoft, Inc. 1999 Incentive Compensation Plan (the "Plan").

          We have reviewed the Company's charter documents and certain corporate proceedings. We have examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of certain public officials and representatives of the Company and have made such investigations of law, and have discussed with representatives of the Company and such other persons such questions of fact, as we have deemed proper and necessary as a basis for rendering this opinion.

          Based upon, and subject to, the foregoing, we are of the opinion that the Shares are duly authorized and, upon exercise of the Options in accordance with the terms of the Plan, against payment therefor, and upon resolution of due issuance by the Company's Board of Directors, and upon compliance with applicable securities laws, will be, assuming no change in the applicable law or pertinent facts, validly issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder. This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and Nevada Law, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or any matters relating to federal or state securities laws.

                                                 Very truly yours,

                                                 /s/ Earl Monsey